Filed Pursuant to Rule 433
Registration Statement No.: 333-146334
May 19, 2009
Final Term Sheet
*** FINAL PRICING TERMS ON THE REPUBLIC OF SOUTH AFRICA NOTES ***
ISSUER: REPUBLIC OF SOUTH AFRICA
SECURITIES: GLOBAL NOTES
EXPECTED RATINGS: Baa1/BBB+/BBB+
FORMAT: SEC REGISTERED GLOBAL (NO. 333-146334)
SIZE: US$1,500,000,000
MATURITY: MAY 27, 2019
SETTLEMENT: MAY 27, 2009 (T+5)
SPREAD: +375 bps
YIELD: 6.989%
10 YR UST SPOT: 3.239%
PRICE TO PUBLIC: 99.189%
COUPON: 6.875% PER ANNUM, PAYABLE SEMI-ANNUALLY
INTEREST PAYMENT DATES: MAY 27 AND NOVEMBER 27, BEGINNING NOVEMBER 27, 2009
REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY
MINIMUM DENOMINATIONS: US$100,000 AND INTEGRAL MULTIPLES OF US$1,000 IN EXCESS THEREOF
CUSIP: 836205AM6
ISIN: US836205AM61
JOINT LEAD MANAGERS: BARCLAYS CAPITAL INC. AND J. P. MORGAN SECURITIES INC.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

A prospectus supplement of the Republic of South Africa accompanies the free-writing prospectus and is available from the SEC’s website at www.sec.gov/Archives/edgar/data/932419/000095012309008612/y01645e424b3.htm.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital at (1) (866) 307-8991 (USA toll free), +1 212-412-4072 (collect) or +44 20 7773 5484 (London); or J.P. Morgan at +1 212-834-4533 (collect).